Employment Agreement

This employment agreement (“Agreement”) is entered into at the 17th day of November, 2007 by and between New Paradigm Productions, Inc., which will change its name as China Marine Food Group Limited (“Company”), a Nevada corporation with business address at Dabao Industrial Zone, Shishi City, Fujian Province, China, and Mr. Weipeng Liu (“Executive”), a PRC citizen.

Based on the principles of equality and through amicable negotiation, both parties agree to enter into this agreement for the appointment of Executive as an Executive Director of the Company.

1.	Appointment

The Company hereby appoints the Executive as an Executive Director of the Company.

2.	Remuneration

a.	Salary

Annual salary of RMB300,000, payable in equal monthly payments in arrear of each month.

b.	Bonus

The Company shall pay the Executive an incentive bonus based on the Company’s PBT. For this purpose, “PBT” refers to the audited combined profit from operations and before income tax and before dividend distribution, if any (excluding non-recurring exceptional items and extraordinary items), and before minority interests, if any, of the Company for the relevant financial year.

The amount of incentive bonus that the Executive shall receive in each financial year will be determined as follows:

PBT	Rate of Incentive Bonus
Where the PBT is between USD 10,684,000 and USD 13,356,000	0.15% of the PBT

Where the PBT is above USD 13,356,000	0.15% of the PBT for the first USD 13,356,000 of PBT; and 0.25% on the amount over USD 13,356,000

3.	Responsibilities of the Executive

The Company shall employ the Executive as its Executive Director. The Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Company.

Subject to the powers, authority and responsibilities vested in the Board and duly constituted committees of the Board, the Executive shall have the authority, responsibility and duty customarily exercised by a person holding the position of Executive Director. The Executive shall also perform such other duties (not inconsistent with the position of Executive Director) on behalf of the Company as may from time to time be authorized by the Board.

4.	Non-competition and Non-solicitation

In consideration of the salary paid to the Executive by the Company, the Executive agree that during the term of the Employment and for a period of two (2) years following the termination of the Employment for whatever reason:

a.
The Executive will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

b.
unless expressly consented to by the Company, the Executive will not assume employment with or provide services as a director or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor; and

c.
unless expressly consented to by the Company, the Executive will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

This Clause 4 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Clause 4, the Executive acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek all remedies permissible under applicable law.

5.	Responsibilities of the Company

a.	The Executive shall have been delegated appropriate authority to carry out its duties.

b.	The Executive shall have the right to participate in the mandatory social security insurance programs (including but not limit to endowment insurance and medical insurance)

6.	Term of this Agreement

This Agreement shall have a term from the date hereof until December 31, 2010. This Agreement is renewable with mutual consent by both parties.

7.	Amendment

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

8.	Termination of the Agreement

  (a)  By the Company. The Company may terminate the Employment for cause, at any time, without notice or remuneration, if (1) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Executive has been negligent or acted dishonestly to the detriment of the Company, (3) the Executive has engaged in actions amounting to misconduct or failed to perform his or her duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure, (4) the Executive has died, or (5) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board. In addition, the Company may terminate the Employment without cause, at any time, upon three months written notice, and upon termination without cause, the Company shall provide compensation of RMB3,000,000 to the Executive.

  (b)  By the Executive. By giving a three months’ prior written notice, the Executive may resign prior to the expiration of the Agreement if such resignation is approved by the Board or an alternative arrangement with respect to the Employment is agreed to by the Board. As for termination without cause, the Executive shall provide remedy of RMB3,000,000 to the Company.

  (c)  Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

Signed by

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New Paradigm Productions, Inc.

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Weipeng Liu